Exhibit 10.5

SECOND AMENDMENT TO SUBLEASE

This Second Amendment to Sublease (this “Amendment”) dated as of this 29th day of April 2020 by and between Aclaris Therapeutics, Inc., a Delaware corporation, with offices located at 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087 (“Subtenant”), and Auxilium Pharmaceuticals, LLC, a Delaware limited liability company, with offices located at 1400 Atwater Drive, Malvern, PA 19355 (“Sublandlord”).

W I T N E S E T H:

WHEREAS, Sublandlord and Subtenant entered into that certain Sublease dated as of November 2, 2017, as amended (the “Sublease”), pursuant to which Sublandlord subleased to Subtenant that certain Sublease Premises consisting of 33,019 square feet of space in the aggregate located at 640 Lee Road, Wayne, PA, comprised of the entire second floor of the Master Lease Premises and a portion of the first floor, as more fully described in the Lease;

WHEREAS, Sublandlord and Subtenant have agreed to modify the Sublease with respect to Subtenant’s right to further sublease the Sublease Premises.

NOW, THEREFORE, for and in consideration of the aforesaid recitals and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Sublandlord and Subtenant hereby agree as follows:

1.Capitalized Terms.  Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Sublease.
2.Subtenant’s Right to Sublease.  Section 6(g)(i) of the Sublease is hereby deleted and replaced with the following:

“(g)Assignment and Subletting.

(i)Subject to the prior written consent of the Master Landlord, Subtenant may, with Sublandlord’s prior written consent, which will not be unreasonably withheld or delayed, assign this Sublease or sublet either (x) the entire second floor of the Sublease Premises, (y) the entire first floor of the Sublease Premises, or (z) the entire Sublease Premises.  Any sale, assignment or transfer (whether by one or a series of related or unrelated transactions and whether voluntarily, involuntarily or by operation of law or otherwise) of fifty percent (50%) or more of the direct or indirect ownership interests in Subtenant, or which results in a change of the persons having direct or indirect control of Subtenant, shall be deemed an assignment of this Sublease requiring Sublandlord’s consent, which will not be unreasonably withheld or delayed.  Regarding the cafeteria area located on the first floor of the Sublease Premises, Subtenant shall have the right to contract with a cafeteria provider or similar vendors (including caterers) to operate the cafeteria during the Sublease term subject to Sublandlord’s prior approval (and the approval of Master Landlord if required under the Master Lease) of the food service operator and the contract with such operator, such approval not to be unreasonably withheld or delayed, but Subtenant shall not be permitted to separately sublease the cafeteria to a third party.”

3.Miscellaneous.  Except as hereinabove provided, all other terms and conditions of the Sublease shall remain unchanged and in full force and effect.  This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one Amendment.  This Amendment together with the Sublease, is the complete understanding between the parties and supersedes all other prior agreements and representations concerning its subject matter.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment has been duly executed by Sublandlord and Subtenant as of the day and year first herein above written.

SUBLANDLORD:

AUXILIUM PHARMACEUTICALS, LLC

a Delaware limited liability company

By: /s/ Joe Burke
Name: Joe Burke
Title: Vice President, Facilities Mgmt & Real Estate Services

SUBTENANT:

ACLARIS THERAPEUTICS, INC.

a Delaware corporation

By: /s/ Neal Walker
Name: Neal Walker
Title: President & CEO